[WHITE RIVER CORPORATION LOGO]



                                                CONTACT: (914) 251-0237 Ext. 113

FOR IMMEDIATE RELEASE:

WHITE PLAINS, New York, December 11th, 1997 -- White River Corporation ("White River") announced today the signing of a merger agreement under which an affiliate of Harvard Private Capital Group, Inc. will acquire White River for approximately $400 million in cash. The transaction is fully financed and is not subject to a financing condition.

Pursuant to the merger agreement, each of the issued and outstanding shares of common stock of White River will be converted into the right to receive the merger price of $82.02 per share in cash. The merger price is subject to adjustment under certain circumstances, and, therefore, the price per share actually received upon consummation of the merger could be greater or less than $82.02.

Holders of White River's Series A Preferred Stock will receive the stated value of $1,000 per share plus any accrued and unpaid dividends.

In connection with the transaction, White River has amended its shareholders' rights plan to provide, among other things, that the exercisability of rights will not be triggered by the merger agreement and that the rights will expire immediately prior to the consummation of the merger. Accordingly, the rights will not be redeemed and no payment will be made to stockholders in respect of their rights.

Consummation of the merger is subject to customary conditions, including the approval of White River's stockholders and the absence of any material adverse change. The merger agreement may be terminated by any of the parties in the event that the Board of Directors of White River withdraws its recommendation of the transaction to stockholders or recommends an alternative transaction. In the event of such termination, White River has agreed to reimburse the affiliate of Harvard Private Capital Group, Inc. for its expenses up to a maximum of $1.5 million. The parties expect the merger to occur during the first quarter of 1998.

White River's common stock trades on the Nasdaq National Market tier of the NASDAQ Stock Market under the symbol "WHRC".